EXHIBIT 23.2


           Consent of Independent Registered Public Accounting Firm
           --------------------------------------------------------



The Board of Directors
TD Banknorth Inc.:


We consent to the incorporation by reference in the registration statement on Form S-8 of TD Banknorth Inc. of our reports, dated February 25, 2005, with respect to the consolidated balance sheets of Banknorth Group, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K/A of Banknorth Group, Inc.


/s/ KPMG LLP
Boston, Massachusetts
March 15, 2005